EXHIBIT 24

POWER OF ATTORNEY

	This statement confirms that I have authorized and designated James L. Chosy,
Laura F. Bednarski and Matthew B. Krush, and each of them, as my attorney-in-fact to execute and file on my behalf all Forms 3, 4 and 5
(including any amendments) that I may be required to file with the Securities and Exchange Commission as a result of my ownership of or transactions in securities of U.S. Bancorp.  Their authority under this Statement shall continue until I am no longer required to file Forms 4 and 5 with regard to my ownership of or transactions in securities of U.S. Bancorp, unless I revoke it earlier writing.  I acknowledge that they are not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of
1934.

Dated:  4/16/13

							/s/ Joseph C. Hoesley
							Signature

							Joseph C. Hoesley
							Printed Name